Exhibit 99.1

PRESS RELEASE

For Release, 9:10AM EST March 10, 2021

Neonode Reports Year Ended December 31, 2020 Financial Results

STOCKHOLM, SWEDEN – March 10, 2021 – Neonode Inc. (NASDAQ: NEON), today reported financial results for the fiscal year ended December 31, 2020.

FINANCIAL SUMMARY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020:

●	Revenue of $6.0 million, a decrease of 10.0% compared to prior year.
●	Operating expenses of $11.1 million, a decrease of 5.1% over the prior year.
●	Net loss of $5.6 million, or $0.56 per share compared to $5.3 million, or $0.60 per share for prior year.
●	Cash used by operations of $5.8 million compared to $3.5 million for prior year.
●	Cash and accounts receivable of $12.2 million as of December 31, 2020 compared to $3.7 million for the prior year end.

THE CEO’S COMMENTS

“My first year as CEO has been characterized by periods of frustration and at the same time great satisfaction. We had to navigate some definite headwinds in 2020, including not only the general global economic downturn caused by the COVID-19 pandemic but also the effects of the world going on lockdown, which brought on new challenges for our business development work and slowed decision making processes at most of our customers. However, the pandemic also created an unexpected opportunity for us to leverage existing products and knowhow in contactless touch applications. This is a new market for which we feel we are uniquely positioned to provide the perfect technology solution with our Touch Sensor Modules. Building on this we have identified and engaged with several new customers and partners in Asia, Europe, North America, and other parts of the world that will help us increase our product sales significantly in the coming years. During the year we have also recruited several new, strong members to our Sales and Engineering teams, who are driving our efforts to capitalize on the growing opportunities in current and new markets. Coming out of 2020, we feel we are well positioned with a very good team, a strong technology and IP portfolio, a well-recognized brand, and an impressive and growing customer list, which we will capitalize on in 2021 and the coming years,” said Dr. Urban Forssell, CEO of Neonode.

“Although our license revenue from existing legacy customers decreased in 2020 compared to the prior year, we are encouraged by positive customer interest in our technology and solutions offerings in the Military & Avionics, Industrial, and Automotive market segments. We are engaged with several customers in these markets and have identified several application areas where we believe our technology is very competitive and adds value, which we will use to grow our solutions and licensing businesses in the coming years. Our presence in the new market for contactless touch continues to grow. Here our focus is on the Interactive Kiosk and Elevator market segments and we are addressing these markets both directly with our Sales team and indirectly via different types of partners, mainly value-added resellers and distributors. Growth in contactless touch for kiosks and elevator is currently led by our customers and partners in Asia with a growing demand in Europe and North America. Customers and partners in China and Singapore have installed aftermarket solutions in elevators and public space kiosks in airports, hospitals and hospitality businesses and are now installing new contactless-touch-enabled devices in hospitals, train stations and other locations. In Japan and South Korea our partners are increasing the number of devices incorporating our sensor modules in elevators and kiosks in both retrofit and new OEM applications. Europe and North America are not far behind. We strongly believe the increasing demand related to these customer activities will define 2021 as the transition year in our drive to profitability,” concluded Dr. Forssell.

INANCIAL OVERVIEW FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

Since January 1, 2020, we have allocated revenues to three different business areas. Revenues allocated to HMI Solutions consist of license fees and related non-recurring engineering revenues while revenues allocated to HMI Products are derived from the sale of sensor modules and related non-recurring engineering revenues. We expect that future revenues within our Remote Sensing Solutions business area will be derived from license fees and non-recurring engineering revenues.

Net revenue for fiscal 2020 was $6.0 million, a 10.0% decrease, compared to 2019. For 2020, HMI Solutions revenues were $5.0 million, a decrease of 17.6% compared to 2019. This is primarily due to lower license fees from our automotive and consumer electronics customers. These decreases were partially offset by an increase in NRE fees for prototype work related to military avionics projects. Our HMI Products revenues were $1.0 million, an increase of 66.8% compared to 2019. This is due to larger volumes of our sensor modules being shipped to our distributors and customers designing and selling medical devices, airport baggage trolleys and contactless touch solutions for elevators and self-service kiosks, which incorporate our sensor modules. We continue to earn revenues from the sale of our AirBar products, however the number of AirBar units sold continues to decrease over time.

Our combined total gross margin was 82.0% in 2020 compared to 89.7% in 2019. The decrease in total gross margin in 2020 as compared to 2019 is primarily due to the change in the mix of the components of overall revenue with an increase in sales of sensor modules and NRE revenues which have a lower overall gross margin compared to the 100% gross margin license fee business. Our operating expense decreased slightly in 2020 compared to 2019 and our overall operating expenses remain within budget.

Net loss for fiscal 2020 was $5.6 million, or $0.56 per share, compared to a net loss of $5.3 million, or $0.60 per share, in fiscal 2019.

In fiscal 2020, our cash used by operations was $5.8 million compared to $3.5 million in fiscal 2019.

Cash and accounts receivable totaled $12.2 million and working capital was $10.4 million as of December 31, 2020 compared to $3.7 million and $2.4 million as of December 31, 2019, respectively.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Maria Ek

E-mail: maria.ek@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 75 million products and the company holds more than 120 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, medical, avionics, and automotive industries.

Neonode operates in three business areas: HMI Solutions, HMI Products and Remote Sensing Solutions. In HMI Solutions, Neonode offers customized touch and gesture control solutions for different markets and segments, including the military & avionics and industrial segments. In HMI Products, the company provides standardized sensor modules for contactless touch, touch and gesture sensing applications relevant to many industries, including the elevator and interactive kiosk segments. In Remote Sensing Solutions, Neonode offers software solutions for driver and in-cabin monitoring in vehicles.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations, future performance and future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the SEC from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash	$10,473	$2,357
Accounts receivable and unbilled revenues, net	1,743	1,324
Projects in process	-	8
Inventory	1,273	1,030
Prepaid expenses and other current assets	1,161	715
Total current assets	14,650	5,434

Investment in joint venture	-	3
Property and equipment, net	1,003	1,583
Operating lease right-of-use assets	919	416
Total assets	$16,572	$7,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,084	$555
Accrued payroll and employee benefits	1,170	960
Accrued expenses	545	541
Deferred revenues	138	67
Current portion of finance lease obligations	769	568
Current portion of operating lease obligations	504	332
Total current liabilities	4,210	3,023

Finance lease obligations, net of current portion	95	508
Operating lease obligations, net of current portion	377	58
Total liabilities	4,682	3,589

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 11,504,665 and 9,171,154 shares issued and outstanding at December 31, 2020 and 2019, respectively	12	9
Additional paid-in capital	211,663	197,543
Accumulated other comprehensive loss	(404)	(639)
Accumulated deficit	(196,158)	(190,520)
Total Neonode Inc. stockholders’ equity	15,113	6,393
Noncontrolling interests	(3,223)	(2,546)
Total stockholders’ equity	11,890	3,847
Total liabilities and stockholders’ equity	$16,572	$7,436

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended
	December 31, 2020	December 31, 2019
Revenues:
HMI Solutions	$4,985	$6,047
HMI Products	999	599
Total revenues	5,984	6,646

Cost of revenues:
HMI Solutions	254	5
HMI Products	824	678
Total cost of revenues	1,078	683

Total gross margin	4,906	5,963

Operating expenses:
Research and development	4,139	5,239
Sales and marketing	2,534	2,158
General and administrative	4,424	4,296

Total operating expenses	11,097	11,693
Operating loss	(6,191)	(5,730)

Other expense:
Interest expense	(27)	(34)
Other expense	(5)	-
Total other expense	(32)	(34)

Loss before provision for income taxes	(6,223)	(5,764)

Provision for income taxes	59	38
Net loss including noncontrolling interests	(6,282)	(5,802)
Less: net loss attributable to noncontrolling interests	677	504
Net loss attributable to Neonode Inc.	(5,605)	(5,298)
Preferred dividends	(33)	-
Net loss attributable to common shareholders of Neonode Inc.	$(5,638)	$(5,298)

Loss per common share:
Basic and diluted loss per share	$(0.56)	$(0.60)
Basic and diluted – weighted average number of common shares outstanding	9,989	8,844

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	December 31, 2020	December 31, 2019

Net loss including noncontrolling interests	$(6,282)	$(5,802)
Other comprehensive income (loss):
Foreign currency translation adjustments	235	(183)
Comprehensive loss	(6,047)	(5,985)
Less: Comprehensive loss attributable to noncontrolling interests	677	504
Comprehensive loss attributable to Neonode Inc.	$(5,370)	$(5,481)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except for Preferred Stock Shares Issued)

	Preferred Stock Shares Issued	Preferred Stock Amount	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balances, January 1, 2019	82	$-	8,800	$9	$197,507	$(456)	$(185,222)	$11,838	$(2,042)	$9,796

Common stock issued upon exercise of common stock warrants	-	-	360	-	36	-	-	36	-	36

Conversion of Series B Preferred Stock to common stock	(82)	-	11	-	-	-	-	-	-	-

Foreign currency translation adjustment	-	-	-	-	-	(183)	-	(183)	-	(183)

Net loss	-	-	-	-	-	-	(5,298)	(5,298)	(504)	(5,802)

Balances, December 31, 2019	-	-	9,171	9	197,543	(639)	(190,520)	6,393	(2,546)	3,847

Issuance of shares for cash, net of offering costs	3,932	3,932	1,612	1	9,597	-	-	13,530	-	13,530

Series C-2 Preferred Stock issued for repayment of short-term borrowings and accrued interest	517	517	-	-	(1)	-	-	516	-	516

Conversion of Series C-1 and C-2. Preferred Stock to common stock	(4,449)	(4,449)	684	1	4,448	-	-	-	-	-

Preferred dividends	-	-	-	-	-	-	(33)	(33)	-	(33)

Stock-based compensation	-	-	37	1	76	-	-	77	-	77

Foreign currency translation adjustment	-	-	-	-	-	235	-	235	-	235

Net loss	-	-	-	-	-	-	(5,605)	(5,605)	(677)	(6,282)
Balances, December 31, 2020	-	$-	11,504	$12	$211,663	$(404)	$(196,158)	$15,113	$(3,223)	$11,890

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31, 2020	December 31, 2019

Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(6,282)	$(5,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	77	-
Bad debt expense	-	105
Write-off of prepaids	-	414
Depreciation and amortization	767	855
Amortization of operating lease right-of-use assets	405	404
Loss on disposal of property and equipment	5	-
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	(394)	397
Projects in process	8	(8)
Inventory	(91)	124
Prepaid expenses and other current assets	(375)	(19)
Accounts payable and accrued expenses	444	454
Deferred revenues	64	(429)
Operating lease obligations	(380)	(12)

Net cash used in operating activities	(5,752)	(3,517)

Cash flows from investing activities:
Purchase of property and equipment	(60)	(89)
Sale of investment in joint venture	2	-

Net cash used in investing activities	(58)	(89)

Cash flow from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs	-	36
Proceeds from issuance of preferred and common stock, net of offering costs	13,530	-
Preferred dividends	(33)	-
Proceeds from short-term borrowings	966	-
Proceeds from short-term tax credits	542	-
Payments on short-term borrowings	(516)	-
Payments on short-term tax credits	(557)	-
Principal payments on finance lease obligations	(321)	(535)
Net cash provided by (used in) financing activities	13,611	(499)

Effect of exchange rate changes on cash	315	(93)

Net change in cash	8,116	(4,198)

Cash at beginning of year	2,357	6,555

Cash at end of year	$10,473	$2,357

Supplemental disclosure of cash flow information:
Cash paid for interest	$27	$34
Cash paid for income taxes	$59	$38

Supplemental disclosure of non-cash investing and financing activities:
Short-term borrowings and accrued interest settled for Series C-2 Preferred Stock	$516	$-
Right-of-use asset obtained in exchange for lease obligations	$864	$-